AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VISTA.COM, INC.,

VISTA ACQUISITION CORP.

AND

SOURCE ENERGY CORPORATION

October 21, 2005

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of October 21, 2005, by and among Source Energy Corporation, a Utah corporation (“Parent”), Vista Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Vista.com, Inc., a Washington corporation (the “Company”).

WHEREAS, the Company is in the business of operating a small business interchange via the Internet (the “Business”); and

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary, and the shareholders of the Company, have approved (or will have approved prior to the Closing) the merger of the Merger Subsidiary with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER; CONVERSION OF SHARES

1.1        The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Washington Business Corporation Act (the “Washington Act”), whereupon the separate corporate existence of the Merger Subsidiary will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the Washington Act and the Articles of Merger.

1.2        Effective Time. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, the Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of Washington, Articles of Merger for the Merger, in substantially the form attached as Exhibit 1.2 (the “Articles of Merger”). The Merger will become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Articles of Merger (the “Effective Time”).

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1.3	Closing.

(a)        Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which will be no later than November 30, 2005 (the “Termination Date”); provided, however, that all of the conditions provided for in Article 5 and Article 6 hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of DLA Piper Rudnick Gray Cary US LLP, located at

701 Fifth Avenue, Suite 7000, Seattle, WA 98104-7044, or at such other place as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

(b)        Subject to and effective immediately prior to the Closing, the Company shall (i) pay Jenson Services, Inc., a Utah corporation (“Jenson Services”), and Craig Carpenter, Parent’s President (“Carpenter”), the sum of $300,000 (according to the distribution schedule attached as Schedule 1.3(b)), $25,000 of which has already been paid by the Company, and (ii) issue 500,000 shares of Company Common Stock (as defined below), of which (A) 280,000 will be issued to Jenson Services and 150,000 will be issued to Carpenter, in consideration of Jenson Services’ and Carpenter's payment of, and indemnification of Parent and the Company with respect to, any and all past liabilities of any type or nature of Parent existing at or based upon acts, omissions, conditions or occurrences prior to Closing, pursuant to the terms of the “Indemnification Agreement” attached hereto as Exhibit 1.3(b), and (B) 70,000 shares will be issued to Leonard W. Burningham, as directed by Jenson Services (“Burningham”).

(c)        Subject to and effective as of Closing, Parent and Carpenter will execute and deliver at Closing the “Lease Option Agreement” attached hereto as Exhibit 1.3(c), pursuant to which Parent will have the option after the Closing to transfer and sell to Carpenter a certain oil and gas lease and related equipment and licenses in consideration of the full satisfaction of Carpenter’s $75,000 judgment outstanding against Parent, among other considerations set forth therein.

1.4        Conversion of Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company and/or the Merger Subsidiary:

(a)        All of the shares of the common stock (“Company Common Stock”) and preferred stock (“Company Preferred Stock”), if any, of the Company (together, “Company Capital Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Company Capital Stock referred to in Section 1.4(b) hereof) will be converted into the right to receive an aggregate of 15,966,838 shares of common stock of the Parent, par value $.00025 per share (“Parent Common Stock”), based on the exchange ratio (the “Exchange Ratio”), equaling 1.00 share of Parent Common Stock for each share of Company Capital Stock outstanding at the Effective Time.

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(b)        Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect subsidiary of Parent or Merger Subsidiary will be canceled without payment of any consideration therefor and without any conversion thereof. Furthermore, at the Effective Time, one (1) share of Company Common Stock shall be issued to Parent.

(c)        Each option, warrant and convertible promissory note of the Company outstanding immediately prior to the Effective Time that is convertible into, or exercisable for, shares of Company Capital Stock shall be assumed by Parent, in accordance with Section 1.5(f) and Section 4.7. In the event that there are additional shares of Company Capital Stock issued and outstanding, or additional options, warrants or convertible securities convertible into or exercisable for shares of Company Capital Stock due to compensatory grants made in the ordinary course of business or pursuant to financing and/or acquisition transactions completed by the Company prior to the Closing of the Merger, such securities shall be exchanged for, or convertible into or exercised for, shares of Parent Common Stock at the Exchange Ratio.

(d)        The amount of Parent Common Stock, into which shares of Company Capital Stock, options, warrants or convertible securities convertible into or exercisable for shares of Company Capital Stock, is converted (including the assumption of all Assumed Options, Assumed Warrants, and Assumed Notes assumed pursuant hereto), is referred to herein as the “Merger Consideration.”

(e)        Each share of common stock of Merger Subsidiary, no par value per share (“Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time will be canceled as of the Effective Time.

1.5	Exchange of Company Capital Stock.

(a)        Promptly following the Closing, the Company will arrange for each holder of record (a “Shareholder”) of Company Capital Stock outstanding immediately prior to the Effective Time to deliver to Parent, or to an exchange agent, transfer agent or other agent designated by Parent (“Parent’s Agent”), appropriate evidence of such holder's interest in shares of Company Capital Stock (“Company Certificates”), together with a transmittal letter and an appropriate assignment signed by such holder, in exchange for the number of whole shares of Parent Common Stock into which such interest has been converted as provided in Section 1.4(a), and the Company Certificate(s) so surrendered will be canceled.

(b)        All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such surrendered shares of Company Capital Stock.

(c)        As of the Effective Time, the record holders of Company Certificates representing shares of Company Capital Stock will cease to have any rights as

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shareholders of the Company, except such rights, if any, as they may have pursuant to the Washington Act. Except as provided above, until such Company Certificates are surrendered to Parent’s Agent for exchange, each such Company Certificate will, after the Effective Time, represent for all purposes only the right to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Capital Stock shall have been converted pursuant to the Merger as provided in Section 1.4(a) hereof.

(d)        No fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Company Certificates or upon exercise or conversion of Assumed Options, Assumed Warrants or Assumed Notes; no dividend or other distribution of Parent will relate to any such fractional share; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Capital Stock (including each holder of an Assumed Option, Assumed Warrant and Assumed Note) immediately prior to the Effective Time would otherwise be entitled (including as a result of the exercise or conversion of an Assumed Option, Assumed Warrant or Assumed Note), at the Effective Time, will be aggregated if and to the extent multiple Company Certificates (or agreements, instruments or certificates representing such Assumed Options, Assumed Warrants and Assumed Notes) of such holder are submitted together to Parent. If a fractional share still results after such aggregation (including in the case of the exercise or conversion of an Assumed Option, Assumed Warrant or Assumed Note), then such fractional share will be rounded up to the nearest whole share and each holder of shares of Company Capital Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock will receive one whole share in lieu of such fractional share.

(e)        In the event any Company Certificates shall have been lost, stolen or destroyed, Parent’s Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.4; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity agreement against any claim that may be made against Parent, the Surviving Corporation or Parent’s Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(f)         At Closing, Parent will assume the Company’s existing stock option plans (the “Company Stock Option Plans”).

(g)        Immediately prior to the Closing, Parent will have outstanding no more than 405,000 shares of Parent Common Stock, and no other options, warrants or other securities exercisable for a convertible into shares of Parent Common Stock.

1.6        Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of the Company (the “Company Articles”) as in effect immediately prior to the

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Effective Time will be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the Washington Act and the Company Articles.

1.7        Bylaws of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8	Directors and Officers of the Surviving Corporation and Parent.

(a)        Directors and Officers of the Surviving Corporation. The directors and officers of the Company, as of the Effective Time, shall continue as the directors of the Surviving Corporation.

(b)        Directors of the Parent. Effective as of the Effective Time, John Dennis, Harold Kawaguchi, Marvin Mall, Keith Cannon, Greg Stevenson, and John Wall shall be appointed to serve as directors of Parent (the “New Directors”), and the director or directors of Parent immediately prior to the Effective Time shall resign effective as of the Effective Time, unless otherwise provided herein. The officers of the Surviving Corporation shall be appointed as the officers of Parent by the New Directors.

1.9        Dissenting Interests. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Capital Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Section 23B.13 of the Washington Act and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights (“Dissenting Interests”), will not be converted into or represent a right to receive Parent Common Stock into which Company Capital Stock are converted pursuant to Section 1.4 hereof, but the holder thereof will be entitled only to such rights as are granted by the Washington Act. Parent will cause the Company to make all payments to holders of Company Capital Stock with respect to such demands in accordance with the Washington Act. The Company will give Parent (i) prompt written notice of any notice of intent to demand fair value for any Company Capital Stock, withdrawals of such notices, and any other instruments served pursuant to the Washington Act and received by the Company, and (ii) after Closing the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for Company Capital Stock under the Washington Act. The Company will not, except with the prior written consent of Parent or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for Company Capital Stock or settle or offer to settle any such demands.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows:

2.1        Disclosure Schedule. The disclosure schedule of the Company (the “Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2. The Company Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of,

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and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

2.2        Corporate Organization, etc. The Company is a corporation duly organized and validly existing under the laws of the State of Washington with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. The Company Disclosure Schedule contains a list of all jurisdictions in which the Company is qualified or licensed to do business and includes complete and correct copies of the Company articles of incorporation and bylaws. The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

2.3        Capitalization. The authorized capital securities of the Company is set forth in the Company Disclosure Schedule. The number of shares of Company Common Stock and Company Preferred Stock outstanding, as of the date of this Agreement and as set forth in the Company Disclosure Schedule, represent all of the issued and outstanding capital securities of the Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Company Capital Stock or other equity securities of the Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange under any security or other instrument.

2.4        Authorization, etc. The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement and each other agreement to be entered into by the Company in connection with this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

2.5        Non-Contravention. Neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a)        violate, contravene or be in conflict with any provision of articles of incorporation or bylaws of the Company;

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(b)        be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of the Company's properties or assets is or may be bound;

(c)        result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of the Company's assets or properties are bound; or

(d)        materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.6        Consents and Approvals. No consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

2.7        Financial Statements. The Company Disclosure Schedule contains a copy of the unaudited financial statements of the Company as of June 30, 2005 (the “Financial Statements”). Except as disclosed therein or in the Company Disclosure Schedule, the aforesaid Financial Statements: (i) are in accordance with the books and records of the Company and have been prepared in conformity with generally accepted accounting principles (except as stated therein or in the notes thereto); and (ii) are true, complete and accurate in all material respects and fairly present the financial position of the Company as of the date thereof, and the income or loss for the period then ended.

2.8        Absence of Undisclosed Liabilities. The Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the balance sheet set forth in the Financial Statements (the “Balance Sheet”); (b) Liabilities that are set forth on the Company Disclosure Schedule; (c) Liabilities incurred by the Company in the ordinary course of business after the date of the Balance Sheet and consistent with past practice; (d) Liabilities in an amount not to exceed $50,000 individually or in the aggregate unless such amounts are disclosed on the Company Disclosure Schedule; or

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(e) Liabilities for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of the Company Disclosure Schedule.

2.9        Absence of Certain Changes. Since the date of the Financial Statements, the Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a)        the Company has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Company; and

(b)        the Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on the Company.

2.10      Assets. The Company has good and marketable title to all of its material assets and properties, whether or not reflected in the Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for the Company to conduct its business and operations as currently conducted (collectively, the “Assets”), free and clear of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (a “Lien”), other than (i) liens securing specific Liabilities shown on the Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Assets to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (“Permitted Liens”).

2.11      Receivables and Payables. All accounts receivable of the Company represent sales in the ordinary course of business and, to the Company’s knowledge, are current and collectible net of any reserves shown on the Balance Sheet and none of such receivables is subject to any Lien other than a Permitted Lien. All payables by the Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

2.12      Intellectual Property Rights. To its knowledge, the Company owns or has the unrestricted right to use all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, “Intellectual Property Rights”) used in, or necessary for, the operation of its Business as currently conducted. The Company Disclosure Schedule contains a listing of all issued patents and pending patent applications, registered trademarks and trademark applications,

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registered copyrights and internet domain names owned or licensed by the Company. To the Company’s knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Company as presently conducted does not infringe or violate the Intellectual Property Rights of any person or entity. To the Company’s knowledge: (a) the Company does not own or use any Intellectual Property Rights pursuant to any written license agreement, other than licensed software that is generally commercially available on similar terms to all commercial licensees; (b) the Company has not granted any person or entity any rights, pursuant to a written license agreement or otherwise, to use the Intellectual Property Rights, other pursuant to licenses that are generally commercially available on similar terms to all commercial licensees; and (c) the Company owns, has unrestricted right to use and has sole and exclusive possession of and has good and valid title to, all of the Intellectual Property Rights, free and clear of all Liens and Encumbrances. All license agreements relating to Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of the Company or, to the knowledge of the Company, any other party thereto.

2.13      Litigation. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Company, threatened or contemplated by or against or involving the Company, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.14	Contracts and Commitments; No Default.

(a)        The Company is not a party to, nor are any of the Assets bound by, any written or oral:

(i)         employment agreement in which the Company may be obligated to provide severance, collective bargaining agreement, or pension, profit-sharing, deferred compensation, group insurance, severance pay or retirement plan or agreement;

(ii)         indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

(iii)        contract, agreement, lease (real or personal property) or arrangement not in ordinary course of business that (A) is not terminable on less than 90 days' notice without penalty, or (B) involves an obligation of more than $100,000 over its term;

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(iv)        obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity; or

(v)        outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

(b)        True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (the “Company Contracts”) have been provided to Parent. All of the Company Contracts are valid and enforceable by and against the Company in accordance with their terms, and are in full force and effect. The Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.15      Compliance with Law; Permits and Other Operating Rights. The Assets, properties, business and operations of the Company are and have been in compliance in all respects with all Laws applicable to the Company's assets, properties, business and operations, except where the failure to comply would not have a Material Adverse Effect. The Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Company from being able to continue to use such permits and operating rights. The Company has not received notice of any violation of any such applicable Law, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

2.16      Brokers. Neither the Company nor, to the knowledge of the Company, any of the its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Company for any such fee or commission to be claimed by any person or entity.

2.17      Issuance of Parent Common Stock. To the Company's knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist that would result in the issuance of Parent Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the Securities Act set forth in Rule 506 of Regulation D under the Securities Act; provided, however, the Company makes no representation or warranty

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of any kind whatsoever with respect to the adequacy of the disclosures made by the Parent (whether pursuant to its SEC filings or otherwise).

2.18      Books and Records. The books of account, minute books, stock record books, and other material records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Company. At the Closing, all of those books and records will be in the possession of the Company.

2.19      Business Generally; Accuracy of Information. No representation or warranty made by the Company in this Agreement, the Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of the Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARENT

AND THE MERGER SUBSIDIARY

Parent and the Merger Subsidiary represent and warrant to the Company as follows:

3.1        Disclosure Schedule. The disclosure schedule of Parent (the “Parent Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 3. The Parent Disclosure Schedule comprises a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

3.2        Corporate Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah; and Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Washington. Each of Parent and Merger Subsidiary has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Subsidiary. The Parent Disclosure Schedule contains a list of all jurisdictions in which the Parent is qualified or licensed to do business and includes complete and correct copies of the Parent’s articles of incorporation and bylaws. The Parent owns all of the outstanding capital stock of Merger Subsidiary. Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary.

3.3        Authorization. Each of Parent and the Merger Subsidiary has all the requisite corporate power and authority to enter into, execute, delivery and perform their respective

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obligations under this Agreement, and each other agreement to be entered into in connection with this Agreement and to carry out the transactions contemplated herein and therein. The Board of Directors of Parent and the Merger Subsidiary, and Parent as the sole shareholder of the Merger Subsidiary, have taken all action required by law, their respective articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally. Parent is not required to obtain approval of its shareholders to this Agreement or the transactions contemplated hereunder.

3.4        Capitalization. The authorized capital securities of the Parent and Merger Subsidiary are set forth in the Parent Disclosure Schedule. The number of shares of Parent Common Stock, as of the date of this Agreement and as set forth in the Parent Disclosure Schedule, represent all of the issued and outstanding capital securities of the Parent. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no shares of Parent Common Stock or other equity securities of Parent outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent, including any right of conversion or exchange under any security or other instrument.

3.5        Non-Contravention. Neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a)        violate any provision of the articles of incorporation or bylaws of Parent or the Merger Subsidiary; or

(b)        be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective properties or assets is or may be bound;

(c)        result in the creation or imposition of any Encumbrance upon any property or assets of Parent or the Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or the Merger Subsidiary is a party or by which Parent or the Merger Subsidiary or any of their respective assets or properties is or may be bound; or

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(d)	violate any Law of any Authority.

3.6        Consents and Approvals. No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Parent or Merger Subsidiary of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of Parent or Merger Subsidiary.

3.7        Valid Issuance. The Parent Common Stock to be issued in connection with the Merger (and upon the subsequent exercise or conversion of the Assumed Options, Assumed Warrants and the Assumed Notes), will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

3.8	SEC Filings; Financial Statements.

(a)        Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy and information statements filed by Parent with the SEC (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its consolidated subsidiaries for the periods covered thereby. All adjustments considered necessary for a fair presentation of the financial statements have been included.

3.9        No Liabilities. Parent does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet included in the Parent SEC Documents or the notes thereto, or (ii) Liabilities which do not exceed $1,000 in the aggregate.

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3.10      No Assets. As of the Closing, Parent will not have any assets or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Parent SEC Documents or the Parent Disclosure Schedule.

3.11      Absence of Certain Changes. Except as set forth in the Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent or the Merger Subsidiary.

3.12      Litigation. Except as disclosed in the Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Parent or the Merger Subsidiary, threatened or contemplated by or against or involving the Parent, its assets, properties or business or its directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any other agreement to be entered into by Parent or the Merger Subsidiary in connection with this Agreement, or any action taken or to be taken by the Parent or the Merger Subsidiary pursuant hereto or thereto or in connection with the transactions contemplated herein or therein

3.13      Contracts and Commitments; No Default. Except with respect to the Lease Option Agreement, the Parent is not a party to, nor are any of its Assets bound by, any contract (a “Parent Contract”) that is not disclosed in the Parent SEC Documents. None of the Parent Contracts contains a provision requiring the consent of any party with respect to the consummation of the transactions contemplated by this Agreement. The Parent is not in breach, violation or default, however defined, in the performance of any of its obligations under any of the Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of the Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.14      No Broker or Finder. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent.

3.15      Intercompany And Affiliate Transactions; Insider Interests. Except as expressly identified in the Parent Disclosure Schedule, the Lease Option Agreement, or in the Consent of Directors of Parent approving the Merger which has been executed and provided to the Company prior to execution, there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between the Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of the Parent, on the other hand,

14	EXECUTION VERSION

including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such persons, that are currently in effect.

3.16      Issuance of Parent Company Stock. Subject to the accuracy of the representations and warranties made by the shareholders of the Company pursuant to the investor questionnaire and investment representations letter in such form reasonably acceptable to the parties, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that would cause the issuance of the Parent Company Stock pursuant to the Merger to fail to meet the exemption form the registration requirements of the Securities Act set forth in Rule 506 at Regulation D under the Securities Act.

3.17      Eligibility to Use Form S-2. To the best knowledge of Parent, Parent is eligible to file a registration statement on Form S-2. Parent has been subject to the requirements of Section 12 and 15(d) of the Exchange Act and has filed all material required to be filed pursuant to Section 13, 14 or 15(d)) for a period of at least thirty-six calendar months immediately preceding the Effective Time. Parent has filed in a timely manner all reports required to be filed during the twelve calendar months and any portion of a month immediately preceding the Effective Time other than a report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06 or 4.02(a) of Form 8-K. Parent has filed with the SEC all required electronic filings.

3.18      Small Business Issuer. Parent meets the requirements of a “small business issuer” under the Exchange Act.

3.19      Sarbanes-Oxley Act of 2002. Parent is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the certifying officers by others within those entities, particularly during the period in which Parent most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. Parent’s certifying officers have evaluated the effectiveness of Parent’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Parent’s internal controls or, to the knowledge of Parent, in other factors that could significantly affect Parent’s internal controls.

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3.20      Prior SEC Actions. Parent has fully disclosed to the Company all material information relating to all prior SEC actions, regulatory actions, litigation and proceedings involving Parent or any of its officers and directors.

3.21      Books and Records. The books of account, minute books, stock record books, and other material records of the Parent, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Parent contain accurate and complete records of all formal meetings held of, and corporate action taken by, the directors and officers, the managers and committees of the managers of the Parent. At the Closing, all of those books and records will be in the possession of the Parent.

3.22      Business Generally; Accuracy of Information. No representation or warranty made by the Parent or the Merger Subsidiary in this Agreement, the Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to the Company at the Closing by or on behalf of the Parent or the Merger Subsidiary in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1        Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on the Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other party, neither Parent (including in all such instances, the Merger Subsidiary) nor the Company will:

(a)	amend its articles of incorporation or bylaws;

(b)        issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(c)        adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(d)        declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem

16	EXECUTION VERSION

or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

(e)        (i) except as required under any employment agreement, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any person, or, except to the extent required to comply with applicable law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f)         incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $10,000 in the case of Parent or $100,000 in the case of the Company;

(g)        make or enter into any commitment for capital expenditures in excess of $10,000 in the case of Parent or $100,000 in the case of the Company;

(h)        pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

(i)         terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract, except in the ordinary course of business and consistent with past practice;

(j)	acquire any business or assets of any other person or entity;

(k)        permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those cancelled, terminated or lapsed are in full force and effect;

(l)         enter into other material agreements, commitments or contracts not in the ordinary course of business;

(m)       settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon the Company, its assets, operations or financial position); or

17	EXECUTION VERSION

(n)        agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

Nothing herein shall prevent the Company from operating its business in the ordinary course and consistent with past practice.

4.2        Full Access. Throughout the period prior to Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

4.3        Confidentiality. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law (or to otherwise comply with disclosure obligations to securities holders); provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

4.4        Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws (or to otherwise comply with disclosure obligations to securities holders) to consummate

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and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

4.5	Further Assurances; Cooperation; Notification.

(a)        Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

(b)        At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

4.6        Supplements to Disclosure Schedule. Prior to the Closing, each party will supplement or amend its respective Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of such party which has been rendered inaccurate by reason of such event or development.

4.7	Assumption of Options, Warrants and Convertible Promissory Notes.

(a)         At the Effective Time, Parent shall assume the Company Stock Option Plans and each outstanding option to purchase shares of Company Capital Stock granted thereunder, as listed on Schedule 4.7(a) (the “Assumed Options”), each outstanding warrant to purchase shares of Company Capital Stock listed on Schedule 4.7(a) (the “Assumed Warrants”), and each convertible promissory note listed on Schedule 4.7(a) (the “Assumed Notes”), as set forth below. Each of the Assumed Options, Assumed Warrants and Assumed Notes shall continue to have, and be subject to, the same terms and conditions set forth in the applicable assumed Company Stock Option Plans and the applicable stock option agreements, the applicable warrant certificates or agreements and the applicable convertible promissory notes, immediately prior to the Effective Time, except that (i) each of the Assumed Options and Assumed Warrants will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Assumed Option or Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Options and, unless otherwise provided in

19	EXECUTION VERSION

the terms of the Assumed Warrants, such Assumed Warrants will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which each such Assumed Option or Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole cent, and (iii) the conversion price of each of the Assumed Notes will be equal to the product of the conversion price of such Assumed Note immediately prior to the Effective Time multiplied by the Exchange Ratio. At or prior to the Closing, the Company shall take all actions required to prevent the cancellation or termination of the Assumed Options, Assumed Warrants and Assumed Notes upon the closing of the Merger or the transactions contemplated hereby, and to allow such Assumed Options, Assumed Warrants and Assumed Notes at the Effective Time to be converted into options and warrants to purchase Parent Common Stock or convertible promissory notes convertible into Parent Common Stock as described above, without requiring the consent of the holders. Except as set forth in Schedule 4.7(a) of the Company Disclosure Schedule, the Merger will not terminate any of the outstanding Assumed Options under the Company Stock Option Plans or accelerate the exercisability or vesting of Assumed Options and Assumed Warrants or the shares of Parent Common Stock which will be subject to the Assumed Options and Assumed Warrants upon Parent’s assumption of the Assumed Options and Assumed Warrants in the Merger. Within thirty (30) days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of an Assumed Option, Assumed Warrant or Assumed Note a document evidencing the foregoing assumption of such Assumed Option, Assumed Warrant or Assumed Note by Parent. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options, Assumed Warrants and Assumed Notes remain outstanding, a sufficient number of shares of Parent Common Stock for delivery upon the exercise of such Assumed Options, Assumed Warrants and Assumed Notes.

(b)        All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase vested or unvested shares of Company Capital Stock (the “Repurchase Options”) shall continue in effect following the Merger and shall thereafter continue to be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

(c)        Schedule 4.7(c) sets forth a list of all persons whom the Company or Parent, as the case may be, reasonably believes are, with respect to the Company or Parent, as the case may be, and as of the date of this Agreement, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Within a reasonable period prior to the expected Closing Date, the Company and Parent shall each revise Schedule 4.7(c) to reflect any additional information which the Company or Parent reasonably believes would impact the determination of persons who are, with respect to the Company or Parent, as the case may be, and as of the each such date, “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

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4.8        Registration Rights Agreement. Parent will have assumed all of the Company’s obligations under that certain Registration Rights Agreement dated June 6, 2005, by and among the Company and certain of the shareholders of the Company.

4.9        Form S-8. After a minimum of sixty (60) days from the Effective Time of the Merger, Parent agrees to promptly file a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to the Assumed Options and reserved and available for issuance pursuant to the Company Stock Option Plans for which a Form S-8 registration statement is available and listed on Schedule 4.7(a) hereto. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

4.10      Public Announcements. None of the parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement. Notwithstanding the foregoing, the parties acknowledge and agree that the Company or Parent, as the case may be, intend (a) to issue a press release immediately after Closing announcing the Merger; (b) file a Form 8-K with the SEC describing the transactions contemplated hereunder; (c) transmit an information statement to its securities holders in order to apprise them of the Merger; and (d) make such regulatory filings and disclosures in connection with the Merger as it shall determine to be reasonable and appropriate upon advice of counsel.

4.11      Satisfaction of Conditions Precedent. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.12      Resignation of Officers And Directors. At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of Parent shall appoint to the board of directors of Parent those persons indicated in Section 1.8(b), effective as of the Closing.

4.13      14f-1 Notices. Parent shall file with the SEC and transmit to all holders of records of Parent Common Stock at least ten (10) days prior to the Closing the appropriate notice and information statement under Rule 14f-1 of Exchange Act concerning the intended change in control of the board of directors of Parent.

4.14      Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock and assumption of the Company Stock Option Plans in connection with the Merger. The Company shall use its reasonable best efforts to assist Parent as may be

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necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

4.15      Waiver of Dissenters Rights. The Company shall use its reasonable best efforts to obtain from all holders of Company Common Stock a written consent to the Merger for purposes of effecting such holders’ waiver of their rights to dissent from the Merger and to be paid the fair value of their Company Common Stock in accordance with Section 23B.13 of the Washington Act.

4.16      Acquisition Proposals. Each of Parent and the Merger Subsidiary acknowledges, covenants and agrees that, during the period commencing on the date of this Agreement and ending on the Closing Date, neither Parent nor the Merger Subsidiary shall directly or indirectly do any of the following, and shall ensure that none of their respective shareholders, representatives or agents directly or indirectly does any of the following: (a) solicits, initiates, encourages, or induces the consideration, initiation, submission, making or announcement of any Acquisition Proposal; (b) provide any information or materials that might otherwise facilitate negotiation of an Acquisition Proposal; (c) enter into, maintain or otherwise participate in any negotiations or enter into any agreement or understanding with any person relating to or in connection with an Acquisition Proposal; or (d) make or submit any Acquisition Proposal to, or accept, endorse or recommend or agree to accept, endorse or recommend any Acquisition Proposal from, any person, including by entering into any letter of intent or similar such document. As used herein, the term “Acquisition Proposal” means any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Parent or the Merger Subsidiary (including, without limitation, any acquisition structured as a merger, consolidation, or share exchange).

4.17      Reverse Split/Combination of Parent Common Stock. The Company hereby covenants that for a period of one (1) year following the Effective Time, it shall not cause Parent to effect any reverse stock split of Parent Common Stock without the prior written consent of at least a majority of Parent's current directors (the “Reverse Split Restriction Period”). The parties agree that it is not possible to quantify and calculate the damages that may be suffered by the pre-Merger Parent stockholders in the event of a breach of this covenant; accordingly, as liquidated damages and not as a penalty, any reverse split effected during the Reverse Split Restriction Period shall have no effect on the holdings of any pre-Merger Parent stockholder who at that time is still the owner of any shares of Parent Common Stock, including, but not limited to the aggregate of 500,000 shares that will be received under the Indemnification Agreement from Vista and under the Merger in exchange for such 500,000 shares from Parent by Craig Carpenter, Leonard W. Burningham, Esq. and Jenson Services. Parent shall issue to the pre-Merger Parent stockholders an amount of shares of Parent Common Stock that will increase their respective holdings of Parent Common Stock so that each then owns an amount equal to the number of shares that each would have owned had no such reverse split been effected. This obligation shall expire as to any pre-Merger Parent stockholder who has not requested the issuance of such shares within forty-five days of a notice by first class mailing by Parent to all pre-Merger stockholders.

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ARTICLE 5

CONDITIONS TO THE OBLIGATIONS OF THE PARENT

AND MERGER SUBSIDIARY

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

5.1        Representations and Warranties True. The representations and warranties of the Company contained in this Agreement, including without limitation in the Company Disclosure Schedule delivered to Parent as Exhibit 2.1, will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes expressly permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2        Performance. The Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

5.3	Required Approvals and Consents.

(a)        All action required by law and otherwise to be taken by the shareholders of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)        All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Parent will have received copies thereof.

5.4        Agreements and Documents. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

(a)        a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied;

(b)        a Merger written consent, investor questionnaire and investment representations letter, in such form reasonably acceptable to Parent and Merger Subsidiary, executed by a majority of the holders of the outstanding shares of Company Capital Stock; and

(c)        an investor questionnaire and investment representations letter in such form reasonably acceptable to the parties executed by Carpenter, Burningham and Jenson Services.

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5.5        Conversion of Company Preferred Stock. The Company shall have received from the requisite holders of Company Preferred Stock elections to convert such shares into shares of Company Capital Stock.

5.6        Opinion of the Company’s Counsel. Parent and Merger Subsidiary shall have received an opinion dated the Closing Date from DLA Piper Rudnick Gray Cary US LLP, in such form reasonably acceptable to Parent and Merger Subsidiary.

5.7        Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of the Company since June 30, 2005, except as set forth on Schedule 5.7 attached hereto.

5.8        No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.9        Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

5.10      Appropriate Documentation. The Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF THE COMPANY

Notwithstanding anything in this Agreement to the contrary, the obligation of the Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1        Representations and Warranties True. The representations and warranties of Parent contained in this Agreement, including without limitation in the Parent Disclosure Schedule, delivered to the Company as Exhibit 3.1, will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes expressly permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2        Performance. The Parent and the Merger Subsidiary will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent or Merger Subsidiary, as

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the case may be, at or prior to the Closing, including the obligations of the pre-Close officers and directors of Parent set forth in Section 4.9.

6.3	Required Approvals and Consents.

(a)        All action required by law and otherwise to be taken by the directors and stockholders of the Parent to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)        All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

6.4        Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)        a certificate executed on behalf of Parent by its President confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied;

(b)        a Merger written consent, investor questionnaire and investment representations letter in such forms reasonably acceptable to the parties executed by holders of at least 95% of the outstanding Company Common Stock;

(c)        resolutions of the board of directors of Parent and the board of directors and sole stockholder of Merger Subsidiary, certified by the secretary of Parent, approving the transactions contemplated by this Agreement, including the Merger, the issuance of the Merger Consideration and the matters referred to in Sections 1.9 and 4.10 of this Agreement;

(d)        a duly executed copy of the Indemnification Agreement, in the form attached hereto as Exhibit 1.3(b) hereof;

(e)        a duly executed copy of the Lease Option Agreement, in the form attached hereto as Exhibit 1.3(c) hereof; and

(f)         an investor questionnaire and investment representations letter in such forms reasonably acceptable to the parties executed by Carpenter, Burningham and Jenson Services.

6.5        Shareholder Consents. The Company shall have received all requisite shareholder consents approving this Agreement and the transactions contemplated hereunder, and to the extent that shareholders of the Company take action to approve this Agreement and the transactions contemplated hereby by less than unanimous written consent, the Company shall have given notice to all non-consenting shareholders, as required by the Washington Act.

6.6        Waiver of Dissenters Rights. The Company shall have received from 100% of the holders of Company Capital Stock waivers of dissenters rights.

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6.7        Conversion of Company Preferred Stock. The Company shall have received from the requisite holders of Company Preferred Stock elections to convert such shares into shares of Company Capital Stock.

6.8        Opinion of Parent’s Counsel. The Company shall have received an opinion dated the Closing Date from Burningham & Burningham, in such form reasonably satisfactory to the Company.

6.9        Adverse Changes. No material adverse change will have occurred in the business, financial condition, prospects, assets or operations of Parent since June 30, 2005.

6.10      No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement, or the ability of the Parent post-Closing to achieve an active trading market, representation of its securities under the Securities Act, or a Nasdaq SmallCap listing.

6.11      Legislation. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

6.12      Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request.

6.13      Sarbanes-Oxley Compliance. Parent shall have adopted all committee charters and policies necessary for compliance with the Sarbanes-Oxley Act of 2002.

6.14      Bylaws. Parent shall have adopted amended and restated bylaws in the form of attached Exhibit 6.14.

6.15      14f-1 Filing. Parent shall have fully complied with its obligations under Rule 14f-1 of the Exchange Act.

6.16      Registration Rights Agreement. Parent will have assumed all of the Company’s obligations under that certain Registration Rights Agreement dated June 6, 2005, by and among the Company and certain of the shareholders of the Company.

ARTICLE 7

TERMINATION AND ABANDONMENT

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7.1        Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Parent.

7.2        Termination by Either the Company or Parent. This Agreement may be terminated by either the Company or Parent if the Closing is not consummated by the Termination Date (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

7.3        Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if any of the conditions provided for in Article 5 have not been met or waived by Parent in writing prior to the Closing.

7.4        Termination by the Company. This Agreement may be terminated prior to the Closing by action of the Company if any of the conditions provided for in Article 6 have not been met or waived by the Company in writing prior to the Closing.

7.5        Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Parent pursuant to this Article 7, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a)        Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)        No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)        All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1        Expenses. The Parent and the Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

8.2        Restricted Securities. The shares of Parent Common Stock issued in connection with the Merger have not been, and will not be, registered under the Securities Act, by reason of

27	EXECUTION VERSION

a specific exemption from the registration provisions of the Securities Act. The shares of Parent Common Stock are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Shareholders must hold the shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The shares of Parent Common Stock any securities issued in respect of or exchange therefor, may bear one or all of the following legends in substantially the following form:

(a)        “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b)        Any legend set forth in the other documents ancillary to this Agreement.

(c)        Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

8.3        Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the parties hereto.

8.4        Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

8.5        No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.6        Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid,

28	EXECUTION VERSION

by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Company prior to the Merger:	With a copy to:
Vista.com, Inc. 8440 154th Ave. NE Redmond, WA 98052 Attn: John Wall, CEO Fax: (425) 497-0409	DLA Piper Rudnick Gray Cary US LLP 701 Fifth Avenue, Suite 7000 Seattle, WA 98104-7044 Attn: John M. Steel, Esq. Fax: (206) 839-4801

or to such other person or address as either the Company or the Shareholders will furnish to the other parties hereto in writing in accordance with this subsection.

If to any Shareholder of the Company following the Merger, to the address set forth in the representation letter executed and delivered by such shareholder pursuant to Section 5.4(b) hereto.

If to the Parent or Merger Subsidiary prior to the Merger:	With a copy to:
Source Energy Corporation 3040 Granite Meadow Lane Sandy, Utah 84092 Attn: Craig Carpenter Fax: 801-942-2902	Leonard W. Burningham, Esq. 455 East 500 South, #205 Salt Lake City, Utah 84111 Fax: 801-355-7126

or to such other person or address as Parent will furnish to the other parties hereto in writing in accordance with this subsection.

8.7        Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

8.8        Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Washington (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

8.9        Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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8.10      Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

8.11      Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

8.12      Definition of Material Adverse Effect. “Material Adverse Effect” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

Signature Page Follows

30	EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOURCE ENERGY CORPORATION By: /S/ CRAIG CARPENTER Craig Carpenter, President	VISTA.COM, INC. By: /S/ JOHN WALL John Wall, Chief Executive Officer
VISTA ACQUISITION CORP. By: /S/ CRAIG CARPENTER Craig Carpenter, President

Signature Page – Merger Agreement

31	EXECUTION VERSION

EXHIBIT 1.2

Articles of Merger

EXHIBIT 1.3(b)

Indemnification Agreement

EXHIBIT 1.3(c)

Lease Option Agreement

EXHIBIT 6.14

Restated Bylaws of Parent